Exhibit 99.2

5835 Peachtree Corners East, D - Norcross, GA 30092 Telephone (770) 242-8723 Fax (770) 242-8639

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics to Unveil Cervical Disease Detection Technology New
 Design and Branding at ACOG and EUROGIN Meetings

Principal investigators to present results of FDA clinical trials

NORCROSS, GA (April 27, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), announced that it will present the new design and branding of its non-invasive and painless test for the early detection of cervical precancer at two upcoming international gynecology conferences.  Additionally, attendees will be briefed on results of the pivotal clinical trial of the technology by two principal investigators.

“We are excited about the new design and branding for the cervical detection technology and believe it will be well received,” said Mark L. Faupel, Ph.D., CEO and President of Guided Therapeutics, Inc.  “We are also pleased to have two of our principal investigators scheduled to present findings of our clinical trial to such prestigious medical conferences.”

Dr. Leo B. Twiggs, professor in the Department of Obstetrics and Gynecology at the University of Miami, Miller School of Medicine, is scheduled to present Study Results of a New Test for Cervical Dysplasia: Potential Impact on Patient Management, on Monday, May 2nd from 2 p.m. to 4 p.m. at The American College of Obstetricians and Gynecologists (ACOG) 59th Annual Clinical Meeting to be held April 30 - May 4, 2011 in Washington, DC.  The company will display the design and brand at booth 621 beginning Monday, May 2nd.

Dr. Lisa Flowers, of Emory University and Grady Hospital of Atlanta, is scheduled to present Introducing a New Diagnostic Modality into the Standard of Care at the EUROGIN scientific meeting in Lisbon, Portugal on Tuesday, May 10th from 9:30 a.m. to 11:00 a.m. The company will display the design and brand at booth 4.13 beginning Sunday, May 8th.

The technology, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

The technology is currently under U.S. Food and Drug Administration premarket approval review.  In January 2011, Guided Therapeutics was awarded ISO 13485 certification for its quality system, a precursor for the CE mark required for sales in the European Union.

Guided Therapeutics – ACOG/EUROGIN
April 27, 2011

About ACOG

Founded in 1951 in Chicago, Illinois, ACOG has over 52,000 members and is the nation's leading group of professionals providing health care for women.  Now based in Washington, DC, it is a private, voluntary, nonprofit membership organization.  For more information, visit www.acog.org.

About EUROGIN –

EUROGIN (EUropean Research Organisation on Genital Infection and Neoplasia) brings together clinicians and scientists whose work is related to genital infections and neoplasia.  The aims of the organization are to promote and develop, at a European level, research, training, screening, prevention and information concerning genital infections, precancers and cancers in women.  Developed as a result of a common European resolution, EUROGIN brings together representatives of all the specialist areas concerned: gynaecologists, dermatologists, pathologists, biologists, oncologists and basic scientists. For more information, visit www.eurogin.com/2011/.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level.  The company’s first planned product is a non-invasive device used to detect cervical disease instantly and at the point of care.  In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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